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Exhibit 10.37

AMENDMENT NUMBER 1 TO OEM AGREEMENT

This Amendment Number 1 to OEM Agreement (the "Amendment") is made and entered into on this 18th day of April 2002 by and among Control Break International Corp., a Florida corporation having offices at 201 8th Street South, Suite 107, Naples, Florida 34102 ("CBI") and SSP Solution Inc ("SSP"), a Delaware Corporation having its offices at17061 Cartwright Road, Irving, California 92614.

WHEREAS, CBI and SSP entered into an OEM/Value Added Reseller Agreement dated November 21, 2001, pursuant to which, among other things, CBI granted SSP certain limited rights and a license to market and distribute certain CBI products (the OEM Agreement); and

WHEREAS, CBI and SSP desire to amend the OEM Agreement as set forth below,a.

NOW THEREFORE,

The parties hereby agree as follows:

  1.
  The OEM Agreement is hereby amended by inserting, immediately after Section 5.4, new Section 5.5 which shall read as follows:

    "5.5 From time to time, SSP may owe amounts to CBI for, among other things, the purchase of its Products, fees due or debts incurred. The parties acknowledge that SSP intends to sell the Products of CBI as a method of paying amounts owed to CBI. Notwithstanding this intent, SSP hereby agrees, convenants, guarantees and promises to pay in full all debts owed by SSP to CBI whether or not SSP is successful in the sale of CBI Products and whether or not the revenues generated by SSP from the sale of CBI Products are sufficient to pay such debts in full."

  2.
  Schedule 2 of the OEM Agreement is hereby amended by inserting at the end of the fourth paragraph (which reads "Additional orders will be sold at a 50% discount from the then current CBI list price.") the following:

    "Notwithstanding the foregoing or anything to the contrary in the SSP Agreement, commencing on April 18, 2002, all additional orders shall be sold by CBI to SSP at a discount of 25% (rather than at a discount of 50%) from the then current CBI list price until such time as CBI has realized a positive benefit from this reduced discount rate of not less than $25,500 whereupon the discount rate shall return to the discounts rates in existence on the day before April 18, 2002. CBI shall inform SSP when it has obtained a positive benefit of the foregoing amount based exclusively on the books and records of CBI."

  3.
  This Amendment shall be governed in all respects by the laws of the State of Florida and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SSP Solutions, Inc.	Control Break International Corporation
By:	By:
Name:	Name:
Title:	Title:

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AMENDMENT NUMBER 1 TO OEM AGREEMENT